UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2008
ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware	001-32395	01-0562944
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
600 North Dairy Ashford
Houston, Texas 77079
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (281) 293-1000
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Executive Officers
           On October 1, 2008 ConocoPhillips announced the following actions concerning the Company’s senior management, effective immediately:
•	J. J. Mulva currently chairman, president and chief executive officer, will serve as chairman and chief executive officer.

•	John A. Carrig, currently executive vice president, Finance and chief financial officer, will become president and chief operating officer.

•	James L. Gallogly, currently executive vice president, Refining, Marketing and Transportation, will become executive vice president, Exploration and Production.

•	Willie C. W. Chiang, currently senior vice president, Commercial, will become senior vice president, Refining, Marketing and Transportation.

•	Sigmund L. Cornelius, currently senior vice president, Planning, Strategy & Corporate Affairs, will become senior vice president, Finance and chief financial officer.

•	Jeff W. Sheets, currently vice president and treasurer, will become senior vice president, Planning and Strategy.
          The information regarding Messrs. Mulva, Carrig, Gallogly and Cornelius required under Items 401 (b), (d) and (e) and Item 404 (a) of Regulation S-K is included under “Executive Officers of the Registrant” on pages 43 and 44 of ConocoPhillips’ Annual Report on Form 10-K for the year ending December 31, 2007 and is incorporated herein by reference.
           Mr. Chiang, age 48, has served as senior vice president, Commercial, since 2007. Prior to that, Mr. Chiang served as president, Americas Supply and Trading, Commercial, from 2005 through 2007 and president, Downstream Strategy, Integration and Specialty Businesses from 2003 through 2005.
          Mr. Sheets, age 50, has served as a vice president and treasurer of the Company since 2002.
          All executive officers participate in the same compensation programs as our named executive officers, as more fully described under “Compensation Discussion and Analysis” on pages 20 through 37 of ConocoPhillips Proxy Statement relating to its 2008 Annual Meeting of Shareholders, as filed with the SEC on April 2, 2008 (and such description is incorporated herein by reference).

Transition of Mr. Lowe
          The Company also announced that John Lowe, executive vice president, Exploration & Production has expressed his desire to reduce the scope of his current activities in order to devote more time to his personal interests. Therefore, beginning October 1, 2008, Mr. Lowe will serve as assistant to the chief executive officer. In this role, Mr. Lowe will assist in the transition of his current duties, continue to represent the Company in many of its external relationships, and provide assistance on special assignments. Mr. Lowe will continue to work full-time until January 31, 2009. Thereafter, Mr. Lowe will be employed by the Company on a part-time basis through February 1, 2014 and will receive compensation of $25,000 per month. Concurrent with this announcement, Mr. Lowe has entered into a Letter Agreement with the Company detailing his employment arrangement with the Company. During the term of the Letter Agreement and for two years thereafter, Mr. Lowe will be subject to covenants not to compete with the Company and not to solicit or hire any employees of the Company. The Letter Agreement is attached as Exhibit 99.1 and incorporated by reference.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On October 1, 2008, the Company’s Board of Directors amended and restated our By-Laws, effective immediately. The following summary of the amendments to the By-Laws does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated By-Laws, which are filed as Exhibit 99.2 and incorporated by reference herein.
•	Article IV, Section 5 was amended to remove the requirement that the Chief Executive Officer also serve as President of the Company.

•	A new Article IV, Section 6 was created to describe the office and powers of President. Article IV, Section 6 now provides that the President may be Chief Executive Officer if so designated by the Board. If the President and Chief Executive Officer are not the same person, the President shall perform such duties and have such other powers as the Board of Directors from time to time may prescribe. At the request of the Chief Executive Officer or in the Chief Executive Officer’s absence or in the event of the Chief Executive Officer’s inability or refusal to act (and if there be no Chairman of the Board), the President, to the extent expressly authorized at such time by the Board of Directors, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe. If there be no Chairman of the Board and no President, the Board of Directors shall designate the officer of the Corporation who, in the absence of the Chief Executive Officer or in the event of the inability or refusal of the Chief Executive Officer to act, shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

•	The pre-existing Article IV, Section 6 became Article IV, Section 7 and was amended to modify the description of the powers and duties of Vice Presidents of the Company. Article IV, Section 7 provides that Vice Presidents shall perform such duties and have such powers as the Board of Directors from time to time may prescribe and in the absence of the President or in the event of the President’s disability or refusal to act, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

99.1	—	Letter Agreement between ConocoPhillips and John E. Lowe, dated October 1, 2008.

99.2	—	By-Laws of ConocoPhillips, as amended and restated on October 1, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

/s/ Janet Langford Kelly

October 1, 2008	Janet Langford Kelly
Senior Vice President, Legal, General Counsel and
Corporate Secretary